Exhibit 5.1

[Letter head of Skadden, Arps, Slate, Meagher & Flom (UK) LLP]

28 February 2022

Atlantica Sustainable Infrastructure plc
Great West House
GW1, 17th floor
Great West Road
Brentford TW8 9DF
United Kingdom

Dear Sirs,

Atlantica Sustainable Infrastructure plc – Prospectus Supplement – Exhibit 5.1

1.
We have acted as special English legal advisers for Atlantica Sustainable Infrastructure plc, a public company with limited liability incorporated under the laws of England and Wales (the “Company”), in connection with the preparation, and filing with the U.S. Securities and Exchange Commission (the “Commission”), of a prospectus supplement dated 28 February 2022 (the “Prospectus Supplement”) to a registration statement on Form F-3 of the Company (File No. 333-258395) (the “Registration Statement”) relating to the Company’s ordinary shares, nominal value $0.10 per share (the “Ordinary Shares”) filed on 3 August 2021 with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of a distribution agreement dated 28 February 2022  (the “Distribution Agreement”) between the Company and BofA Securities, Inc. (“BofA”), MUFG Securities Americas Inc. (“MUFG”) and RBC Capital Markets, LLC (“RBC” and, together with BofA and MUFG, the “Sales Agents”), the Company has agreed to issue and allot to or through the Sales Agents new Ordinary Shares having an aggregate offering price of up to $150,000,000 (the “Offered Shares”) in the manner and subject to the terms and conditions in the Distribution Agreement.

2.	This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

3.	For the purposes of giving this opinion, we have examined the following documents:

(a)	a copy of the Registration Statement;

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (UK) LLP, A LIMITED LIABILITY PARTNERSHIP REGISTERED UNDER THE LAWS OF THE
STATE OF DELAWARE, IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY UNDER REFERENCE NUMBER 80014.

A LIST OF THE FIRM’S PARTNERS IS OPEN TO INSPECTION AT THE ABOVE ADDRESS.

(b)	a copy of the Prospectus Supplement;

(c)	a copy of the executed Distribution Agreement;

(d)	an executed copy of a certificate signed by the Secretary of the Company dated the date of this opinion and the documents attached thereto (the “Certificate”);

(e)
a copy of the original certificate of incorporation, certificate of incorporation on change of name and the certificate of re-registration as a public company of  the Company, in the form attached to the Certificate;

(f)
a copy of the memorandum and articles of association of the Company adopted on 13 June 2014 as amended on 8 May 2015, 11 May 2016 and 11 May 2018, in the form attached to the Certificate (the “Articles”);

(g)	a copy of the resolutions of the shareholders of the Company dated 4 May 2021 (the “AGM Resolutions”), in the form attached to the Certificate; and

(h)	a copy of the minutes of a meeting of the Board of Directors of the Company held on 25 February 2022 (the “Board Meeting”), in the form attached to the Certificate,

(together, the “Documents”) and such other documents and made such searches and considered such facts as we consider appropriate for the purpose of this opinion. We express an opinion in respect of the Company and the issue of the Offered Shares only as expressly specified in this opinion. We express no opinion as to any agreement, instrument or document other than the Documents and then only as expressly specified in this letter.

4.
This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law in force on the date of this opinion. Accordingly, we express no opinion with regard to any other system of law. In particular, we express no opinion as to whether English law is consistent with the laws of the European Union, to the extent relevant on the date of this opinion. To the extent that the laws of any other jurisdiction (or the laws of the European Union) may be relevant, we express no opinion as to such laws, we have made no investigation thereof, and our opinion is subject to the effect of such laws. It should be understood that we have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any Document.

Assumptions

5.	In considering the Documents and for the purpose of rendering this opinion we have with your consent assumed without investigation or verification:

(a)
the genuineness of all signatures (including electronic signatures) on, and the authenticity and completeness of, all documents submitted to us, the conformity to original documents of all documents submitted to us as certified, electronic, photostatic or facsimile copies and the authenticity of the originals of such latter documents;

(b)	that the copy of the executed Distribution Agreement presented to us is an accurate copy of the Distribution Agreement in the form it existed when it was executed;

(c)	that there is no agreement or arrangement which modifies, supersedes or is inconsistent with any Document;

(d)
that each of the statements contained in the Certificate is true and correct as at the date of this opinion and will be true and correct as at the date of issuance of any Ordinary Shares by the Company pursuant to the Distribution Agreement;

(e)	that the minutes and resolutions referred to in paragraphs 3(g) and 3(h) were validly passed and remain in full force and effect without modification;

(f)	that the Company will not issue more Ordinary Shares than it has been authorised to issue pursuant to the AGM Resolutions and the resolutions passed at the Board Meeting;

(g)
that the Company will not issue more Ordinary Shares for general purposes than the number of Ordinary Shares that the Company is authorised to issue on a non pre-emptive basis under the AGM Resolutions and that any Ordinary Shares issued in excess of such number shall be issued in connection with an acquisition or specific capital investment;

(h)	that the Distribution Agreement constitutes valid and binding obligations of each of the parties thereto enforceable under all applicable laws;

(i)
that all consents, approvals, notices, filings, recordations, licences, orders, authorisations, publications, registrations and other similar formalities which are necessary under any applicable laws or regulations in order to permit the execution, performance or enforceability of the Distribution Agreement have been duly made or obtained within the period permitted by such laws or regulations;

(j)
that the Distribution Agreement has been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto, the Distribution Agreement has not been entered into as a result of misrepresentation, mistake, duress or unlawful activity, and there has been no fraud inducing any party to enter into the Distribution Agreement on the terms set out therein;

(k)
the performance of any obligations under the Distribution Agreement that either fall to be performed outside England or that are impacted by applicable local law, is not contrary to applicable local law and there is no local legal requirement that the performance of such obligations by that party needs to be governed by local law;

(l)
that the information revealed by our searches and enquiries of the public documents relating to the Company kept at Companies House in Cardiff, including an online search in respect of the Company on the Companies House Service, and our oral enquiry of the Central Registry of Winding up Petitions referred to in paragraph 6(a) below was accurate in all respects and has not since the time of such searches or enquiries been altered; and

(m)
that the Company will not as a consequence of the transactions contemplated by the Distribution Agreement and the Prospectus Supplement become, insolvent or unable to pay its debts for the purposes of the Insolvency Act 1986 or any other analogous legislation.

Opinion

6.
On the basis of the assumptions set out above and subject to the qualifications set forth below and any matters not disclosed to us and having regard to such considerations of English law as we consider relevant, we are of the opinion that:

(a)	the Company has been incorporated and registered in England and Wales and:

(i)
our enquiry today of the public documents relating to the Company kept at Companies House in Cardiff, including an online search in respect of the Company on the Companies House Service, revealed no order or resolution for the winding up of the Company and no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator; and

(ii)
the Central Registry of Winding up Petitions has confirmed in response to our oral enquiry made today that no petition for the winding up of the Company has been presented within the period of six months covered by such enquiry;

(b)	the Company has the requisite legal authority to issue the Offered Shares and the issue of the Offered Shares has been duly authorised by all necessary corporate action on the part of the Company; and

(c)
when (i) the Offered Shares have been allotted and issued for consideration as described in the Prospectus Supplement and (ii) valid entries in the books and registers of the Company have been made, the Offered Shares will be validly issued, fully paid and non-assessable (it being understood that the term “non-assessable” has no recognised meaning under English law, and for the purposes of this opinion means that, under the Companies Act 2006 (as amended), the Articles and any resolution taken under the Articles approving the issuance of the Offered Shares, no holder of such Offered Shares is liable, solely because of such holder’s status as a holder of such Offered Shares, for additional assessments or calls for further funds by the Company or any other person).

Qualifications

7.	The opinions set forth above are subject to the following qualifications:

(a)
the searches and enquiries of the public documents relating to the Company kept at Companies House in Cardiff, including an online search in respect of the Company on the Companies House Service, and our oral enquiry of the Central Registry of Winding up Petitions referred to in paragraph 6(a) above are not conclusively capable of revealing whether or not:

(i)	a winding up petition has been received or a winding up order has been made or a resolution passed for the winding up of the Company; or

(ii)	an administration order has been made in relation to the Company; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed in relation to the Company,

as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public file of the relevant company immediately. Those searches and enquiries are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented nor would they reveal if insolvency proceedings have begun elsewhere;

(b)	if any agreement is entered into for a purpose prohibited by sections 678 and 679 of the Companies Act 2006, it will be void;

(c)
this opinion is subject to and may be limited by all applicable laws relating to bankruptcy, insolvency, administration, liquidation, reorganisation, moratorium or any analogous procedure and other laws of general application relating to or affecting the rights of creditors;

(d)	we express no opinion as to taxation matters; and

(e)	we express no opinion as to whether the Registration Statement or the Prospectus Supplement contains all the information required by applicable law and/or regulation.

8.
We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. We also hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 6-K to be filed with the Commission on 28 February 2022, which will be incorporated by reference into and deemed part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  This opinion is expressed as of the date of this opinion unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours faithfully,

/s/ Skadden, Arps, Slate, Meagher & Flom (UK )LLP